CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - December 2006
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (23,669.855 units) at November 30, 2006          $   39,761,202
Additions of 265.283 units on December 31, 2006                         481,627
Redemptions of (321.222) units on December 31, 2006                    (583,188)
Offering Costs                                                          (32,331)
Net Income - December 2006                                            3,244,405
                                                                 --------------

Net Asset Value (23,613.916 units) at December 31, 2006          $   42,871,715
                                                                 ==============

Net Asset Value per Unit at December 31, 2006                    $     1,815.53
                                                                 ==============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                     $      879,564
    Change in unrealized                                              1,604,389

  Gains (losses) on forward and options on forward contracts:
    Realized                                                            800,364
    Change in unrealized                                                (83,787)
  Interest income                                                       166,515
                                                                 --------------

                                                                      3,367,045
                                                                 --------------

Expenses:
  Brokerage fee                                                         114,618
  Performance fee                                                             0
  Operating expenses                                                      8,022
                                                                 --------------

                                                                        122,640
                                                                 --------------

Net Income (Loss) - December 2006                                $    3,244,405
                                                                 ==============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on December 31, 2006                    $      1,815.53

Net Asset Value per Unit on November 30, 2006                    $      1,679.82

Unit Value Monthly Gain (Loss) %                                          8.08 %

Fund 2006 calendar YTD Gain (Loss) %                                      7.30 %

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Financial Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

Dear Investor,

Strong close to an otherwise slow year...

The currency sector was the top performer for Campbell & Company's portfolios in December with Euro-related crosses and the continued weakening of the Swiss Franc against strong Euro-zone economic growth. Fixed Income trading also contributed significantly as yields rose sharply across the curve on firm November payrolls, stronger mid-month retail sales, and indications of a potential bottom in housing market data.

Trading in global equity indices was strongly positive as a mixture of strong economic growth, restrained inflation, and continued red-hot M&A activity contributed to the Dow finishing the year near all-time highs.

Above average temperatures throughout the US and Europe were the primary drivers of a loss to our portfolios from the Energy sector during the month of December.

We look forward to working with you in the New Year!

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
Managing Owner